UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Meridian Bioscience, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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3471 River Hills Drive

Cincinnati, Ohio 45244

www.meridianbioscience.com

Notice of Annual Meeting of Shareholders

and Proxy Statement

Dear Shareholders:

Our Annual Meeting of Shareholders will be held at 2:00 p.m. on January 25, 2018 at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati, Ohio 45245. We hope you will attend.

At the meeting, you will hear a report on our operations and have a chance to meet your Directors and Executive Officers.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our Director candidates.

We are pleased to once again take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our Annual Report. The Notice contains instructions on how to access and review those documents over the Internet. We believe that this process allows us to provide our shareholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Whether or not you plan to attend the meeting, please cast your proxy vote promptly, either online, over the phone or by returning your signed and dated proxy card in the enclosed envelope.

Sincerely yours,

/s/ John A. Kraeutler

John A. Kraeutler

Executive Chairman of the Board

December 14, 2017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:

January 25, 2018

Time:

2:00 p.m., Eastern Standard Time

Place:

Holiday Inn Eastgate

4501 Eastgate Blvd.

Cincinnati, Ohio 45245

Purpose:

•	Elect as Directors the eight nominees named in the accompanying proxy materials

•	Conduct an advisory vote on our executive compensation (“Say-on-Pay”)

•	Conduct an advisory vote on the preference for the frequency of future Say-on-Pay votes (“Say-on-Frequency”)

•	Ratify appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2018

Only shareholders of record on November 30, 2017 may vote at the meeting. The approximate mailing date of this proxy statement and accompanying Proxy Card is December 14, 2017.

Your vote is important. Please cast your proxy vote promptly, either online, over the phone or by returning your signed and dated proxy card in the enclosed envelope.

/s/ Melissa A. Lueke

Melissa A. Lueke

Secretary

December 14, 2017

Meridian makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. These filings are also available on the SEC’s website (www.sec.gov). To access these filings, go to our website (www.meridianbioscience.com). Copies of Meridian’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Melissa A. Lueke

Executive Vice President, Chief Financial Officer and Secretary

Meridian Bioscience, Inc.

3471 River Hills Drive

Cincinnati, Ohio 45244

MERIDIAN BIOSCIENCE, INC.

3471 River Hills Drive

Cincinnati, Ohio 45244

Telephone (513) 271-3700

P R O X Y    S T A T E M E N T

Annual Meeting of Shareholders

January 25, 2018

GENERAL INFORMATION

Who may vote

Shareholders of Meridian, as recorded in our stock register on November 30, 2017, may vote at the meeting. As of that date, Meridian had 42,307,542 shares of Common Stock outstanding.

How to vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How proxies work

Meridian’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our Director candidates. You may also vote for or against the other proposals or abstain from voting.

If you complete your proxy online, over the phone or sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of: (i) our Director candidates; (ii) our executive compensation; (iii) ratification of appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2018; and (iv) “one year” as the preferred frequency for future advisory votes on executive compensation. If any other matters come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the card.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, bank or nominee, you may get material from them asking how you want to vote.

Stockbrokers, banks and nominees holding shares for beneficial owners must vote those shares as instructed by you. If the stockbroker, bank or nominee has not received instructions from you, the beneficial owner, the stockbroker, bank or nominee generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accountants. However, a stockbroker, bank or nominee does not have discretion to vote for or against the election of Directors and certain other matters subject to a vote if they have not received voting instructions from you. In order to avoid a broker non-vote of your shares on the election of Directors and the other matters subject to a vote, you must send voting instructions to your stockbroker, bank or nominee.

Solicitation of proxies

Solicitation of proxies is being made by management at the direction of Meridian’s Board of Directors, without additional compensation, through the mail, in person or by telephone. The cost of preparing and mailing the Notice and the proxy statement and any accompanying material will be borne by Meridian. In addition, Meridian will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record, and Meridian will reimburse them for their expenses in so doing.

Revoking a proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Meridian’s Secretary in writing at the address under “Questions” on page 31.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes needed

The eight Director candidates receiving the most votes will be elected to fill the seats on the Board. The approval on an advisory basis of our executive compensation (Proposal No. 2) and the ratification of appointment of accountants (Proposal No. 4) require the favorable vote of a majority of the votes cast. Only votes for or against these proposals count, with abstentions not being counted either for or against these proposals.

The advisory vote on the frequency of say-on-pay votes (every one, two, or three years) (Proposal No. 3) is a plurality vote, and we will consider shareholders to have expressed a non-binding preference for the frequency option that receives the most favorable votes. Abstentions from voting on this proposal will have the same effect as not expressing a preference.

Abstentions and broker non-votes count for quorum purposes but, as indicated above, will not count for voting purposes. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Other matters

Any other matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of the votes cast.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Nominating and Corporate Governance Committee of the Board of Directors has nominated for re-election the following current Directors: James M. Anderson, Dwight E. Ellingwood, Jack Kenny, John A. Kraeutler, John C. McIlwraith, David C. Phillips, John M. Rice, Jr. and Catherine A. Sazdanoff.

Proxies solicited by the Board will be voted for the election of these nominees. All Directors elected at the Annual Shareholders’ Meeting will be elected to hold office until the next annual meeting. In voting to elect Directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder sees fit. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to the CEO, a Vice President or the Secretary of Meridian not less than 48 hours prior to the Annual Shareholders’ Meeting. The proxies solicited include discretionary authority to cumulate votes.

All Meridian Directors are elected for one-year terms. Personal information on each of our nominees is given below.

If a Director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends that shareholders vote FOR each of the following candidates:

James M. Anderson Director since 2009 Age: 75	James M. Anderson serves as Chairman of the Compensation Committee. He currently serves as President Emeritus of Cincinnati Children’s Hospital Medical Center (“CCHMC”), after having served as advisor to the President of CCHMC from January 2010 through June 30, 2017 and as President and Chief Executive Officer of CCHMC from 1996 through 2009. From 2006 to 2014, he served as a director of Ameritas Mutual Holding Company and has also served as Chairman of the Board of the Cincinnati Branch of the Federal Reserve Bank of Cleveland, retiring in 2012. Prior to joining the staff of CCHMC, Mr. Anderson was a partner in the general corporate law department at Taft, Stettinius & Hollister for 24 years (1968-1977; 1982-1996) and president of U.S. operations at Xomox Corporation, a publicly-traded manufacturer of specialty process controls (1977-1982). Mr. Anderson has also served as director of Gateway Investment Advisors (1997-2008). The Board believes that Mr. Anderson’s corporate legal experience and his experience as CEO of a large health care organization have given him a wealth of insight into various corporate governance and business management issues, which, along with his status as an independent Director, make him an integral member of the Board.

Dwight E. Ellingwood Director since 2014 Age: 65	Dwight E. Ellingwood serves as Chairman of the Nominating and Corporate Governance Committee. With over 35 years of experience in health care strategy, planning, commercialization and marketing, he currently serves as a teaching professor at Xavier University in the Graduate Program in the Department of Health Service Administration and as President of D.E.E. Strategy Consulting, LLC, to advise leadership in health care and the community on strategy and innovative approaches to growth and collaboration. Mr. Ellingwood previously served as Senior Vice President of Strategy, Communications and Public Affairs for TriHealth in Cincinnati, Ohio (November 2014 – July 2016) and as the Lead Executive for the Collective Impact on Health, The Health Collaborative (January 2014 – November 2014). From 1997 through 2013, Mr. Ellingwood served as Senior Vice President, Planning and Business Development for Cincinnati Children’s Hospital Medical Center. The Board believes that the Company benefits greatly from Mr. Ellingwood’s extensive experience in the health care industry.

Jack Kenny Director since 2017 Age: 49	Jack Kenny serves as Meridian’s Chief Executive Officer, having joined the Company on October 9, 2017. Before joining Meridian, Mr. Kenny served as Senior Vice President and General Manager, North America, with Siemens Healthcare, a position he held from October 2014 to May 2017. From June 2012 through October 2014, Mr. Kenny served as Vice President and General Manager, U.S. Region, for Becton Dickinson, Diagnostic Systems. Prior to June 2012, Mr. Kenny held executive roles at Danaher Corporation and Quest Diagnostics. Mr. Kenny’s experience as a key executive leader within large public companies in the health care and medical device industry, as well as his ongoing insights into Meridian’s business and operations, makes him a valuable member of the Board.

John A. Kraeutler Director since 1997 Age: 69	John A. Kraeutler has more than 40 years of experience in the medical diagnostics industry and joined Meridian as Executive Vice President and Chief Operating Officer in January 1992. In July 1992, Mr. Kraeutler was named President of Meridian, in January 2008, Mr. Kraeutler was named Chief Executive Officer of Meridian, and in September 2014, Mr. Kraeutler was named Chairman of the Board. Mr. Kraeutler was named Executive Chairman of the Board effective October 9, 2017, upon the hiring of Mr. Jack Kenny as Chief Executive Officer. Before joining Meridian, Mr. Kraeutler served as Vice President, General Manager for a division of Carter-Wallace, Inc. Prior to that, he held key marketing and technical positions with Becton, Dickinson and Company and Organon, Inc. Mr. Kraeutler’s long-time service to Meridian, all in an executive capacity, has given him significant insight into, and familiarity with, all aspects of Meridian’s business and the strategic vision for its continued success, and makes his service on the Board extremely beneficial.

John C. McIlwraith Director since 2015 Age: 58	John C. McIlwraith co-founded Allos Ventures, a venture capital firm, in March 2010 and has served as a Managing Director there since that time. Prior to founding Allos Ventures, Mr. McIlwraith was a Managing Director of Blue Chip Venture Company, a Cincinnati-based venture capital and private equity firm, which he joined in 1997. He has served on the board of directors of more than 20 health care or information technology companies. Prior to 1997, Mr. McIlwraith served as Senior Vice President of Strategic Planning and General Counsel of publicly-traded Quantum Health Resources, Inc., and was a partner in the Jones Day law firm. The Board believes that Mr. McIlwraith’s years of experience with an extensive number of companies, including health care companies, render his service on the Board valuable to Meridian.

David C. Phillips Director since 2000 Age: 79	David C. Phillips serves as Chairman of the Audit Committee and Lead Director. Mr. Phillips spent 32 years with Arthur Andersen LLP. His service with this firm included several managing partner leadership positions. After retiring from Arthur Andersen in 1994, Mr. Phillips became Chief Executive Officer of Downtown Cincinnati, Inc., which is responsible for economic revitalization of Downtown Cincinnati. Mr. Phillips retired from DCI in 1999 to devote full time to Cincinnati Works, Inc., an organization dedicated to reducing the number of people living below the poverty level by assisting them to strive towards self-sufficiency through work, and his financial consulting services. Mr. Phillips has also served as a director of Cintas Corporation, retiring in 2012, and as a director of Summit Mutual Funds, a registered investment company, through 2009. The Board believes that Mr. Phillips’ years of service as a certified public accountant and trusted advisor to his clients and business owners, which qualify him as an “audit committee financial expert” under SEC guidelines, give him significant experience in preparing, auditing, analyzing and evaluating financial statements and dealing with complex accounting and business issues, all of which is valuable to Meridian.

John M. Rice, Jr. Director since 2017 Age: 68	John M. Rice is the founder, and since 2003 has been the Managing Partner of Triathlon Medical Venture Partners, a venture capital firm that invests equity capital in early and expansion stage life science companies. Since 2014, Dr. Rice has also served as the Director of Life Sciences at CincyTech, a firm that provides advice and capital to entrepreneurs and helps research institutions commercialize technology through startups. In addition, Dr. Rice has served on the board of directors of several privately-held health care companies. The Board believes that Dr. Rice’s years of experience with a number of companies operating in the health care and related industries, as well as extensive experience within the capital markets, will prove extremely valuable to Meridian.

Catherine A. Sazdanoff Director since 2015 Age: 61	Catherine A. Sazdanoff currently serves as Business Advisor of Strata Oncology, Inc., a precision medicine company providing no-cost tumor sequencing to advanced cancer patients and a portfolio of matching clinical trials, having joined Strata in May 2016 as Chief Business Officer. Since May 2016, she has also been a member of the Advisory Board of Neurocern, Inc., a privately-held dementia management system company. Immediately prior to joining Strata, Ms. Sazdanoff held the position of CEO and President of Sazdanoff Consulting LLC, specializing in business development, management and strategy consulting (January 2015 – May 2016). In addition, from January 2015 to March 2016, she served as Strategic Advisor to mProve Health LLC, a mobile health technology company located in Arlington, Virginia. From 2006 to 2015, Ms. Sazdanoff held a number of executive positions with Takeda Pharmaceutical International, Inc. (“Takeda”), a wholly-owned subsidiary of Japanese-based Takeda Pharmaceutical Corporation, including Vice President, Head of Corporate Projects (2012-2015), VP, Global Business Development (2011-2013) and VP, Corporate Development (2010-2011). Ms. Sazdanoff’s time at Takeda was preceded by approximately 22 years with Abbott Laboratories, where she held numerous executive positions. The Board believes that Ms. Sazdanoff’s years of experience in the pharmaceutical and medical diagnostics industries makes her service on the Board valuable to Meridian.

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY” PROPOSAL)

(Item 2 on the Proxy Card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank”), enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (“SEC”). As noted in the discussion of Proposal No. 3 below, Dodd Frank also provides that shareholders periodically be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. This opportunity was provided to our shareholders at our 2012 annual meeting, where over 90% of our shareholders voted to hold the “say-on-pay” advisory vote annually, in accordance with the recommendation of our Board of Directors. As a result, we are again holding a say-on-pay advisory vote at our 2018 annual meeting, with the next say-on-pay advisory vote to be held at our 2019 annual meeting. See Proposal No. 3 below regarding the “say-on-frequency” vote being held at the 2018 annual meeting.

As described in detail below under the heading “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our shareholders. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our shareholders. Further, our programs require that a substantial portion of each named executive officer’s compensation be contingent on delivering performance results that benefit our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return.

The vote on this matter is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. The Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Board recommends that shareholders vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON COMPENSATION OF NAMED EXECUTIVE OFFICERS (“SAY-ON-FREQUENCY” PROPOSAL)

(Item 3 on the Proxy Card)

Dodd-Frank also provides that, at least once every six years, shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote on executive compensation. As noted in Proposal No. 2 above, we last provided this opportunity to our shareholders at our 2012 annual meeting where over 90% of our shareholders voted to hold the “say-on-pay” advisory vote annually. By voting with respect to this Proposal No. 3, shareholders may once again indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years.

Consistent with the 2012 say-on-frequency voting results, our Board of Directors has determined that an advisory vote on executive compensation that occurs each year is the most appropriate alternative for the Company at this time, and therefore, our Board recommends that you vote for annual advisory votes on executive compensation. The Board of Directors has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders.

This vote is advisory and not binding on the Company or our Board of Directors in any way. The Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of every one year, two years, or three years (or abstain) when voting in response to this Proposal No. 3. Shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The Board recommends that shareholders vote FOR the option of “one year” as the preferred frequency for future advisory votes on executive compensation.

RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Item 4 on the Proxy Card)

Although not required, we are seeking shareholder ratification of the Audit Committee’s selection of Grant Thornton LLP as Meridian’s independent registered public accountants for the 2018 fiscal year. The affirmative vote of a majority of shares voting at the meeting is required for ratification. If ratification is not obtained, the Audit Committee intends to continue the engagement of Grant Thornton LLP at least through fiscal 2018. Representatives of Grant Thornton LLP are expected to be present at the Annual Shareholders’ Meeting and will be available to make a statement, if they so desire, and to respond to appropriate questions asked by shareholders.

Principal Accounting Firm Fees

Aggregate fees billed to Meridian by Grant Thornton LLP for fiscal years 2017 and 2016 are listed below:

	2017	2016
Audit Fees	$631,374	$569,739
Audit-Related Fees	39,450	144,085
Tax Fees	352,611	393,669

	$1,023,435	$1,107,493

Audit Fees. Audit fees are the fees billed for professional services rendered by Meridian’s independent registered public accounting firm for their (i) audit of Meridian’s consolidated annual financial statements for the fiscal years ended September 30, 2017 and 2016, respectively; (ii) reviews of the unaudited quarterly consolidated financial statements contained in the reports on Form 10-Q filed by Meridian during those years; (iii) completion of audits of Bioline Group statutory accounts in the United Kingdom during fiscal 2017 and 2016; and (iv) reporting on Meridian’s internal controls during those years. The fiscal 2016 amount also includes fees associated with expanded audit services in connection with the acquisition of Magellan Biosciences, Inc., and its wholly-owned subsidiary Magellan Diagnostics, Inc. (collectively, “Magellan”).

Audit-Related Fees. Audit-related fees are the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Meridian’s financial statements, including the audit of the Savings and Investment Plan (i.e., the 401K Plan). Fees in 2016 also included fees related to consulting and required standalone audits associated with the Magellan acquisition.

Tax Fees. Tax fees are the fees billed for tax return preparation and compliance in Australia, England, Germany and the United States, as well as consultation and research on various matters such as state tax issues, international tax issues and transfer pricing. Additionally, the 2016 tax amount includes fees for services associated with the Magellan acquisition, including pre-acquisition due diligence, tax return preparation, net operating loss limitations analysis and transaction cost deductibility analysis.

The Board recommends that shareholders vote FOR the ratification of appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for the 2018 fiscal year.

CORPORATE GOVERNANCE

As an Ohio corporation, Meridian is governed by the corporate laws of Ohio. Since its common shares are publicly traded on the Nasdaq Global Select Market, and it files reports with the SEC, it is also subject to Nasdaq rules and federal securities laws.

Board Leadership Structure

Governance of the corporation is placed in the hands of the Directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Meridian on your behalf. The Board reviews Meridian’s long-term strategic plans and exercises direct decision making authority in all major decisions, such as acquisitions, the declaration of dividends, major capital expenditures and the establishment of certain company policies.

The Board operates and evaluates its performance in accordance with Corporate Governance Guidelines approved by the Board. These Guidelines are available at our website www.meridianbioscience.com.

The Board of Directors is responsible for evaluating and determining Meridian’s leadership structure, and believes that at this point in time separate individuals should serve in the capacities of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”). It is the Board’s belief that such a structure currently provides the Company with the right foundation to pursue its strategic and operational objectives, while maintaining effective oversight and objective evaluation of the Company’s performance. Currently, these key executive positions are held by Mr. John A. Kraeutler, Executive Chairman of the Board, and Mr. Jack Kenny, CEO. Having served as both Chairman and CEO since 2014, Mr. Kraeutler was appointed Executive Chairman of the Board upon Mr. Kenny becoming the Company’s CEO in October 2017. In his capacity as Executive Chairman, Mr. Kraeutler is responsible for (i) general Board activities, including setting agendas for Board meetings and presiding over all meetings of the Board and shareholders; and (ii) providing advice and counsel to Meridian’s management regarding the Company’s business operations. As CEO, Mr. Kenny is responsible for the general management, oversight, supervision and control of the business affairs of Meridian, and ensuring that all resolutions of the Board are put into effect.

Mr. David C. Phillips has been appointed by the Board to serve as Lead Director. The Board has determined that the Lead Director shall (i) in consultation with the non-management Directors, advise the Chairman as to an appropriate schedule of Board meetings and review and provide the Chairman with input regarding the agendas for each Board meeting; (ii) preside at all meetings at which the Chairman is not present, including Executive Sessions of the non-management Directors, and apprise the Chairman of the issues considered thereat; (iii) call meetings of the non-management Directors when necessary and appropriate; and (iv) perform such other duties as the Board may from time to time designate. We believe that this leadership structure is currently the most appropriate for Meridian, particularly in light of the requirement noted below that all Committees of the Board are comprised solely of independent Directors.

In accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the elements of independence set forth in the Nasdaq listing standards and Exchange Act rules. Meridian’s Director Independence Standards are available at our website www.meridianbioscience.com. Based on these standards, the Board has determined that each of the following members of the Board are independent: James M. Anderson, Dwight E. Ellingwood, John C. McIlwraith, David C. Phillips, John M. Rice and Catherine A. Sazdanoff.

During fiscal 2017, the Board of Directors met on nine occasions and took no actions in writing. The independent Directors plan to meet as necessary during fiscal 2018 without the presence of management Directors. During fiscal 2017, the independent members of the Board periodically met in executive session without the presence of management Directors following regularly scheduled Board meetings.

Meridian expects all Directors to attend shareholders’ meetings, and all but one of the current Directors serving at that time were in attendance at the 2017 Annual Shareholders’ Meeting.

Shareholders may communicate with the full Board or individual Directors on matters concerning Meridian by mail or through our website, www.meridianbioscience.com, in each case to the attention of the Secretary, the address for whom is set forth on page 31 of this proxy statement.

The Board’s Role in Risk Oversight

The Board of Directors, as a whole and also at the Committee level, plays a key role in operational risk oversight at Meridian and works with management to understand the risks the Company faces, the steps that management is taking to manage those risks and the level of risk appropriate for the Company in light of its overall business strategy. The Board approves the high level strategies, financial plans and policies of Meridian, setting the tone and direction for the appropriate levels of risk-taking within the organization.

While overall responsibility for risk oversight rests with the Board, it is the Audit Committee that has been given the primary responsibility of monitoring and evaluating the adequacy of management’s risk assessment and risk management practices. This role is carried out through its charter-mandated responsibilities related to Meridian’s    (i) overall financial risks and exposures; (ii) financial statement risks and exposures; (iii) financial reporting processes; (iv) compliance with ethics policies, such as the Code of Ethics, Employee Complaint Policy, Securities Trading Policies and the Foreign Corrupt Practices Act Policy; and (v) compliance with governmental and legal regulations, including those contained within the Sarbanes-Oxley Act. The Audit Committee provides regular reports to the full Board and works closely with management to update the full Board, as necessary, on matters identified through these Committee risk oversight roles.

The Board has adopted a Code of Ethics applicable to Meridian’s officers, Directors and employees. This Code of Ethics is posted on www.meridianbioscience.com. To the extent permitted by Nasdaq Marketplace Rule 5610, any amendments to or waivers from the Code of Ethics will be posted on our website within four business days after the date of an amendment.

Committees of the Board of Directors

The Directors have organized themselves into the Committees described below. Each of these Committees has a charter posted on www.meridianbioscience.com. Meridian does not have an Executive Committee of its Board of Directors. The following table identifies membership and the Chairman of each of the current standing committees of the Board, as well as the number of times each committee met during the fiscal year. In August 2017, John M. Rice joined the Board and has not yet been appointed to any committees.

Director	Audit	Compensation	Nominating and Corporate Governance
James M. Anderson	Member	Chair	Member

Dwight E. Ellingwood			Chair

John C. McIlwraith		Member	Member

David C. Phillips	Chair	Member

Catherine A. Sazdanoff	Member

Meetings in Fiscal 2017	9	6	6

The Audit Committee is comprised of David C. Phillips (Chairman), James M. Anderson and Catherine A. Sazdanoff. The Committee met nine times during fiscal 2017 and took no actions in writing. Each member is able to read and understand fundamental financial statements. David C. Phillips has been designated as an Audit Committee financial expert as that term is defined by the SEC.

The Committee oversees the accounting and financial reporting processes of Meridian and the audits of its financial statements by its independent registered public accounting firm. The Committee is solely responsible for the appointment, compensation, retention and oversight of Meridian’s independent registered public accounting firm. The Audit Committee also evaluates information received from Meridian’s independent registered public accounting firm and management to determine whether the independent registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Meridian concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

The Audit Committee, or its Chairman, approves all audit and non-audit services performed for Meridian by its independent registered public accounting firm before those services are commenced. The Chairman reports to the full Committee at each of its meetings regarding pre-approvals he made since the prior meeting and the Committee approves what he has done between meetings. For these purposes, the Committee or its Chairman is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

As previously noted, the Audit Committee also bears primary risk oversight responsibilities, including responsibilities such as: (i) overseeing the risks and exposures relating to the Company’s financial statements and financial reporting process; (ii) overseeing the Company’s policies and procedures for monitoring and mitigating such risks and exposures; and (iii) reviewing management’s monitoring of the Company’s compliance with established ethics and legal policies and procedures.

The Committee has submitted the following report for inclusion in this proxy statement.

REPORT OF THE AUDIT COMMITTEE

On January 24, 2017, the Audit Committee met with representatives of Grant Thornton LLP and Meridian’s internal accountants, at which time the Grant Thornton LLP representatives presented to the Committee the results of their work, including their review of Meridian’s first quarter consolidated financial statements, and discussed their proposed audit fees for fiscal 2017. In addition, the Committee discussed the timing and scope of the planned Sarbanes-Oxley (“SOX”) and internal audit work for fiscal 2017, received a progress report on the efforts to form a wholly foreign-owned enterprise (“WFOE”) in China, and received an update regarding certain of the Company’s information technology (“IT”) and cyber security endeavors.

On April 25, 2017, the Committee met with representatives of Grant Thornton LLP and Meridian’s internal accountants, at which time the Grant Thornton LLP representatives presented to the Committee the results of their work for their review of Meridian’s second quarter consolidated financial statements and the timing and scope of their engagement for the audit of Meridian’s fiscal 2017 consolidated financial statements. In addition, the Committee received an update on the status of the WFOE in China and IT security, and discussed planned training activities focused on the Foreign Corrupt Practices Act and U.K. Bribery Act.

On July 25, 2017, the Committee met with representatives of Grant Thornton LLP and Meridian’s internal accountants, at which time the Grant Thornton LLP representatives presented to the Committee the results of their work for their review of Meridian’s third quarter consolidated financial statements, including the activities related to the goodwill impairment charge recorded for Magellan during the quarter. Additionally, the Committee received an update on various matters including SOX work completed to-date by internal audit, the Company’s ongoing cyber security review and disaster recovery planning, status of Magellan financial integration, the WFOE in China, and status of activities associated with the planned implementation of the new Revenue Recognition Standard in fiscal 2019.

At its meeting on September 26, 2017, the Committee reviewed management’s outlook for 2017 and the Company compliance update related to SOX requirements. The Committee performed its annual risk assessment, reviewed and approved related party transactions, and approved the Audit Committee Charter. In addition, Grant Thornton LLP representatives reviewed the status of their internal control and interim testing being performed in connection with the fiscal 2017 audit.

At its meeting on November 8, 2017, the Committee reviewed and discussed with management, Grant Thornton LLP and Meridian’s accounting officers the results of the audit for fiscal 2017, including the financial statements. The Committee discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standards No.

16, as amended (PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees). The Grant Thornton LLP representatives reviewed with the Committee written disclosures required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, discussed with the Committee the independent accountants’ independence, and presented a letter regarding that matter to the Committee. The Committee discussed with Grant Thornton LLP its independence. In concluding that the auditors are independent, we determined, among other things, that the non-audit services provided by the auditors were compatible with their independence. In addition, the Committee received an IT security update.

Based on the above mentioned review and discussion of the audited consolidated financial statements, including during a November 20, 2017 Committee meeting, and discussion of a material weakness associated with access to a computer file, on November 28, 2017, the Committee recommended that the audited consolidated financial statements of Meridian be included in its Annual Report on Form 10-K for the year ended September 30, 2017 for filing with the SEC.

During its meetings throughout the year, the Committee reviewed and assessed the Company’s financial statements, financial control, financial reporting, and certain legal and regulatory risk exposures, including reviewing procedures related to the receipt, retention and treatment of any complaints concerning accounting, internal accounting controls or auditing matters. Also during its meetings throughout the year, the Chairman of the Audit Committee reported to the full Committee the independent accountants’ fees that had been pre-approved and the Committee approved such fees. Certain fees were pre-approved by the full Committee. The Committee also reviewed the requirements of and Meridian’s ongoing compliance with Section 404 of the Sarbanes-Oxley Act.

During 2017, under the oversight of the Nominating and Corporate Governance Committee, an evaluation of the Board and Committees was performed by a third party. The results of the evaluation were reviewed by the Board on November 8, 2017.

Respectfully submitted,

Audit Committee

David C. Phillips (Chairman)

James M. Anderson

Catherine A. Sazdanoff

The Compensation Committee is comprised of James M. Anderson (Chairman), John C. McIlwraith and David C. Phillips and is responsible for establishing compensation for Executive Officers and administering the Company’s compensation plans. This includes establishing base salary levels and cash-based incentive plans, making stock-based awards, and otherwise dealing in all matters concerning compensation of the Executive Officers. During fiscal 2017, the Compensation Committee met six times, and took one action in writing.

In general, the Compensation Committee annually reviews the Company’s compensation programs and its philosophy in setting performance targets in November of each year. At that time, the Company provides the Compensation Committee with information on total compensation received for all Executive Officers, including the sources of such compensation, for the immediately preceding fiscal year and recommendations for the current fiscal year. In discharging the responsibilities of the Board of Directors relating to compensation of the Company’s CEO and other Executive Officers, the purposes of the Compensation Committee are, among others: (i) to review and approve the compensation of the Company’s CEO and other Executive Officers; and (ii) to oversee the compensation policies and programs of the Company, including stock and benefit plans. The Compensation Committee’s specific functions include adopting, administering and approving the Company’s cash-based incentive compensation and stock-based incentive plans and awards, including amendments to the plans or awards and performing such duties and responsibilities under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee has the authority to engage consultants and advisors. The Compensation Committee did not engage a compensation consultant in 2017. In 2017 the Committee also reviewed its Charter and conducted a self-assessment, facilitated by a third party.

The Compensation Committee determines the amount and mix of compensation components for the Executive Chairman, Mr. Kraeutler, and the CEO, Mr. Kenny. During fiscal 2017, Mr. Kraeutler as both Chairman and CEO, provided recommendations to the Compensation Committee with respect to the compensation to be paid to the other Named Executive Officers. For fiscal 2018, Mr. Kenny provided input and recommendations with respect to the compensation of the other Named Executive Officers.

To achieve compensation objectives, the Committee believes it is important to provide competitive levels of compensation to retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. The Committee believes Meridian’s long-term objectives can be achieved through cash-based incentive compensation plans and stock-based incentive compensation plans.

The Compensation Committee’s processes and procedures for the consideration and determination of Executive and Director compensation are discussed in the section entitled “Compensation Discussion and Analysis” in this proxy statement. See Compensation Committee Report on page 24 following the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an officer or employee of the Company. None of the members of the Compensation Committee is or was a participant in any related person transaction in fiscal 2017 (see the section entitled “Transactions With Related Persons” in this proxy statement for a description of our policy on related person transactions). Lastly, none of the members of the Compensation Committee are an Executive Officer of another entity at which one of our Executive Officers serves on the Board of Directors. No Named Executive Officer of Meridian serves as a Director or as a member of a committee of any company of which any of the Company’s non-employee Directors are Executive Officers.

The Nominating and Corporate Governance Committee consists of Dwight E. Ellingwood (Chairman), James M. Anderson and John C. McIlwraith. The Committee met six times during fiscal 2017 and took no actions in writing. On November 8, 2017, the Committee considered and nominated the current Directors for re-election. The Committee identifies qualified nominees for the Board, determines who will be nominated by the Company for election to the Board and recommends to the full Board any changes in the size of the Board. The Committee also reviewed its Charter and oversaw a third-party-facilitated self-assessment of the Board and its committees.

In nominating Directors, the Committee takes into account, among other factors which it may deem appropriate, the judgment, skill, diversity, and business experience of the potential nominee and the needs of the Board as its function relates to the business of the Company. The Committee considers candidates for nomination from a variety of sources including recommendations of shareholders. Shareholders desiring to submit recommendations for nominations by the Committee should direct them to the Chairman of the Nominating and Corporate Governance Committee in care of the Company at its address shown on the cover page of this proxy statement.

The Nominating and Corporate Governance Committee will assess the qualifications of all candidates for the Board on an equal basis. In identifying and considering candidates for nomination to the Board, the Committee considers, among other factors, quality of experience, the needs of the Company and the range of talent and experience currently represented on the Board. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors, nor does the Committee have a formal policy with respect to diversity. However, the Committee, working with the Board, considers the diversity of all of the Company’s stakeholders – including shareholders, employees and customers – when engaging in corporate governance discussions.

During several Board meetings in fiscal 2017, the Board discussed the benefits of adding new members to the Board. Pursuant to this, the Nominating and Corporate Governance Committee considered potential candidates based upon extensive conversations with and recommendations from non-managerial Directors, and chose to meet with Dr. Rice. Based upon the review of his qualifications and the favorable results of their meetings, the Board proceeded to nominate Dr. Rice as a candidate to the Board, and he was appointed to the Board in August 2017.

DIRECTORS AND EXECUTIVE OFFICERS

This table lists the Executive Officers and Directors of Meridian and shows the number of shares beneficially owned, as determined under SEC rules, on November 30, 2017. Beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares that the individual has the right to acquire within 60 days.

		Common Stock Beneficially Owned
Name	Position	Amount[1]	Percentage
John A. Kraeutler	Executive Chairman of the Board and Director	444,561	1.0%
Jack Kenny	Chief Executive Officer and Director	—	—
Richard L. Eberly[2]	Executive Vice President, President, Chief Commercial Officer	23,348	*
Lawrence J. Baldini[3]	Executive Vice President, President, Global Operations	69,254	*
Melissa A. Lueke[4]	Executive Vice President, Chief Financial Officer and Secretary	130,523	*
Vecheslav A. Elagin[5]	Executive Vice President, Research & Development, and Chief Scientific Officer	26,819	*
Susan D. Rolih[6]	Executive Vice President, Global Regulatory & Quality Systems	131,039	*
Amy M. Winslow[7]	Executive Vice President, President and Chief Executive Officer, Magellan	3,400	*
Marco G. Calzavara[8]	President and Managing Director, Meridian Bioscience Europe	17,057	*
James M. Anderson[9,10,11]	Director	87,000	*
Dwight E. Ellingwood[11]	Director	41,500	*
John C. McIlwraith[10,11]	Director	32,000	*
David C. Phillips[9,10]	Director	121,626	*
John M. Rice[12]	Director	12,000	*
Catherine A. Sazdanoff[9]	Director	36,700	*

All Executive Officers and Directors as a Group		1,176,827	2.7%

[1]

Includes shares for options currently exercisable and/or exercisable within 60 days as follows: Mr. Kraeutler (203,750); Mr. Eberly (16,500); Mr. Baldini (4,400); Ms. Lueke (5,625); Dr. Elagin (17,250); Ms. Rolih (8,950); Ms. Winslow (3,400); Mr. Anderson (76,000); Mr. Ellingwood (34,500); Mr. McIlwraith (29,000); Mr. Phillips (83,500); Dr. Rice (12,000); and Ms. Sazdanoff (29,000).

[2]

Richard L. Eberly was appointed Vice President of Sales and Marketing in January 1997, Executive Vice President in May 2000, Executive Vice President, General Manager of Meridian Life Science in February 2003, Executive Vice President and President Meridian Life Science in October 2005 and Chief Commercial Officer in February 2011. In October 2012, he was re-appointed President of Meridian Life Science, and in July 2016 was appointed Executive Vice President & President, Chief Commercial Officer. He has approximately 30 years of experience in the medical diagnostics industry and joined Meridian in March 1995. Prior to his appointment to Vice President of Sales and Marketing, Mr. Eberly served as the Director of Sales for Meridian. Before joining Meridian, he held key sales and marketing positions at Abbott Diagnostics, Division of Abbott Laboratories. Age: 56

[3]

Lawrence J. Baldini was appointed Vice President of Operations in April 2001, Executive Vice President, Operations and Information Systems in October 2005 and Executive Vice President & President, Global Operations in March 2016. Before joining Meridian, Mr. Baldini held various operations management positions with Instrumentation Laboratories and Fisher Scientific. Age: 58

[4]

Melissa A. Lueke was appointed Vice President, Chief Financial Officer and Secretary in January 2001 and Executive Vice President, Chief Financial Officer and Secretary in November 2009. Prior to her appointment, Ms. Lueke served as Meridian’s Controller since March 2000 and Acting Secretary from July 20, 2000 to January 23, 2001. Before joining Meridian, Ms. Lueke was employed by Arthur Andersen LLP from June 1985 to January 1999, most recently as a Senior Audit Manager. Age: 54

[5]

Vecheslav A. Elagin joined Meridian in August 2009 as Vice President of Research and Development, was appointed Senior Vice President of Research and Development in November 2011, promoted to Executive Vice President of Research and Development in June 2012, and appointed Executive Vice President of Research and Development, and Chief Scientific Officer in May 2017. Before joining Meridian, Dr. Elagin held various executive research and development positions, most recently with Madison Life Science (August 2008 – August 2009), EraGen Biosciences (May 2006 – August 2008) and Third Wave Technologies (June 2003 – May 2006). Age: 50

[6]

Susan D. Rolih was appointed Vice President of Regulatory Affairs and Quality Assurance in May 2001, Senior Vice President of Regulatory Affairs and Quality Assurance in April 2008, Executive Vice President of Regulatory and Quality Systems in April 2013, and Executive Vice President, Global Regulatory and Quality Systems in November 2016. Before joining Meridian, Ms. Rolih held various regulatory and quality positions with Immucor, Inc. Age: 68

[7]

Amy M. Winslow was appointed Executive Vice President & President and Chief Executive Officer of Magellan in March 2016 at the time Meridian acquired Magellan, having served as President and Chief Executive Officer of Magellan since October 2011. With over 20 years of experience in health care, prior to joining Magellan, Ms. Winslow served as President of MW Advisory (June 2004 – October 2011) and Vice President, Marketing for Athena Diagnostics (August 1999 – June 2004). Age: 46

[8]

Marco G. Calzavara, founder of the Bioline Group, which Meridian acquired July 20, 2010, was appointed President and Managing Director of Meridian Bioscience Europe in April 2011. Prior to this appointment, Mr. Calzavara had served as President of the Bioline Group of Companies since 1992. Age: 63

[9]	Audit Committee Member.
[10]	Compensation Committee Member.
[11]	Nominating and Corporate Governance Committee Member.
[12]	Appointed a director in August 2017.
*	Less than one percent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists the persons known by the Company to be the beneficial owners of more than five percent of the Company’s Common Stock as of November 30, 2017, unless otherwise noted. Beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class[1]
Brown Capital Management, LLC 1201 N. Calvert Street Baltimore, MD 21202	5,691,631	13.49

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,819,109	11.40

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,614,424	8.56

[1]

For the beneficial owners listed in the table, the percentages listed reflect disclosures in the Schedule 13Gs most recently filed by each beneficial owner with the SEC as of the date of this proxy statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires Meridian’s Executive Officers, Directors and persons who own more than ten percent of a registered class of Meridian’s equity securities to file reports of ownership and changes in ownership with the SEC. Based on a review of the copies of such forms received by it, Meridian believes that during the last fiscal year, all of its Executive Officers, Directors and ten percent stockholders complied with the Section 16 reporting requirements. In making these statements, Meridian has relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, and the written representation of its Directors and Executive Officers.

TRANSACTIONS WITH RELATED PERSONS

During fiscal 2017, the Company leased certain office space from an entity controlled by Marco G. Calzavara, President and Managing Director, Meridian Bioscience Europe. Payments made under such arrangements during fiscal 2017 totaled approximately $150,000.

Nasdaq rules require the Company to conduct an appropriate review of related party transactions required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404 for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another Committee comprised of independent Directors. As a result, the Audit Committee annually reviews all such related party transactions and approves each related party transaction if it determines that it is in the best interests of the Company. Additionally, the Audit Committee’s Charter provides it the authority to review, approve and monitor transactions involving the Company and “related persons” (Directors and Executive Officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock). This also covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).    In considering the transaction, the Audit Committee may consider all relevant factors, including, as applicable: (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company. This policy is included in the Company’s Employee Handbook. The approval of such related person transactions are evidenced by internal Company resolutions or memoranda.

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this proxy statement, the individuals who served as the Company’s CEO and Chief Financial Officer during fiscal 2017, as well as the other individuals listed in the Summary Compensation Table below, are referred to as the “Named Executive Officers” or “NEOs.”

Compensation Philosophy and Objectives

Our principles and actions regarding executive compensation programs are designed to achieve a series of objectives. We believe our executive compensation programs support our corporate strategies by adopting a “pay for performance” philosophy that provides incentives to our Executive Officers and employees for support and achievement of these strategies. Our executive compensation programs are designed to align the interests of management with those of our shareholders, and to attract, retain and motivate high quality executives. Each element of total compensation is designed such that it achieves one or more of these objectives.

We follow several principles when designing our compensation programs. First, we select performance measures on which incentive compensation is based. These performance measures establish expectations for performance. We then set payout ratios based on levels of achievement of those performance measures. Our performance measures align incentive pay so that management is compensated for activities and performance that drive revenue growth, profitability and shareholder returns. We believe our programs offer a competitive total compensation opportunity with a significant portion dependent on the achievement of performance goals.

Our executive compensation program focuses on both short and long-term results and is composed of three key elements:

•	Base salaries, which reflect job responsibilities and take into account individual performance in connection with merit increases;

•	Annual cash-based incentive opportunities, which are a function of the performance of the Company; and

•

Longer-term stock-based incentive opportunities under our 2012 Stock Incentive Plan, in the form of stock options and/or restricted stock unit grants, which link the long-term interests of senior management with our shareholders.

Base salaries are generally set in the 50th-75th percentile of market rates for the specific region. Annual cash-based incentive programs target a payout range of 12.5% to 37.5% of base salary, with a target payout ratio of 25% of base salary. Our intent is to increase this payout range over time, pending results. Annual cash-based incentive programs are based on the achievement of performance goals that are set at levels to motivate executives by being reasonably achievable, yet at levels that produce improved performance. It is intended to set goals at levels that enable sustained improvements in performance.

Stock-based incentive awards consist of restricted stock units, both time-based and performance-based, and non-qualified options, both time-based and performance-based. This combination of stock-based awards is designed to both reward and retain, while aligning interests of management with our shareholders.

The Compensation Committee has established several principles and practices that are important to achieving our compensation philosophy and objectives. These are summarized below.

Gross-up Payments, Repricing of Options, Pledging, Hedging and Margin Accounts

The Company avoids new contractual agreements that include excise tax gross-up payments. It does not allow the repricing of options, which is not permitted under the 2012 Stock Incentive Plan without first obtaining the approval from stockholders of the Company. Additionally, the Company’s Insider Trading Policy places restrictions on the Company’s Directors and Executive Officers regarding entering into hedging transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans. Specifically, our Insider Trading Policy provides that Directors, Executive Officers and certain other designated employees may not purchase Meridian securities on margin or borrow against any account in which Meridian securities are held. The Policy also provides that such persons may not pledge Meridian securities as collateral for a loan or engage in hedging or monetization transactions with respect to Meridian securities. No Directors or Executive Officers have in place any pledges or hedging transactions.

Recovery of Past Awards

With respect to recovery of past awards, except as provided by applicable laws and regulations, we do not have a policy with respect to adjustment or recovery of awards or payments if relevant Company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment.

Minimum Vesting Periods

Although the plan document for our 2012 Stock Incentive Plan does not include minimum vesting periods for options or stock appreciation rights, our Compensation Committee includes minimum vesting provisions in the award agreements for stock options pursuant to authority granted to it under the 2012 Stock Incentive Plan. Generally the option award agreements provide for a minimum vesting period of three years. The 2012 Stock Incentive Plan provides that no Restricted Shares or Restricted Share Units conditioned upon the achievement of performance objectives shall be based on a restriction period of less than one year, subject to the Plan’s provisions applicable to termination of employment and change of control.

Cash Buyouts of Underwater Options

Although the plan document for our 2012 Stock Incentive Plan does not include a provision expressly prohibiting cash buyouts of options or stock appreciation rights, the Compensation Committee believes cash buyouts of “underwater options” is a governance practice that investors view as unfavorable. As a result, the Compensation Committee is generally opposed to cash buyouts of options or stock appreciation rights.

Back-Dating and Spring-Loading

Although Meridian does not have a written policy regarding the timing or practices related to granting equity awards, neither Meridian nor the Compensation Committee engages in spring-loading, back-dating or bullet-dodging practices. Equity awards are generally granted at a regularly scheduled meeting of the Compensation Committee in the first quarter of the fiscal year. Stock options are granted at the closing market price on the date of grant, pursuant to the 2012 Stock Incentive Plan. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no rights to vote or to receive dividends. Prior to vesting of restricted stock units noted above, the holder may receive dividend equivalent payments depending on the award nature and agreement. Restricted stock units do not have voting rights.

Ownership Guidelines

Consistent with its compensation philosophy and the principle of aligning the interests of management and Directors of the Company with the interests of its stockholders, the Board of Directors has implemented stock ownership guidelines for “Specified Officers” (defined in the guidelines as those officers required to file beneficial ownership reports with the SEC) and non-employee Directors. Under the guidelines, the Company’s Chief Executive Officer is required to own an amount of Company common stock (including vested and non-vested restricted stock units) which is equal to or exceeds three times such Chief Executive Officer’s annual base salary, and Specified Officers other than the Chief Executive Officer are required to own an amount of Company common stock (including vested and non-vested restricted stock units) which is equal to or exceeds such officer’s annual base salary. Also under the guidelines, each of the Company’s non-employee Directors is required to own an amount of Company common stock which is equal to or exceeds three times such non-employee director’s annual retainer. Generally, persons subject to the guidelines are required to achieve the applicable guideline not later than three years from the appointment to their position. Excluding those still within the phase-in period, persons subject to these guidelines have met their ownership target, either as a result of their direct holdings or shares held indirectly by an entity affiliated with such person, in accordance with the guidelines.

The Compensation Committee is responsible for ongoing oversight of compliance with this compensation philosophy. The Compensation Committee ensures that the total compensation paid to the NEOs is fair, reasonable and competitive.

At our 2017 annual meeting, Meridian once again held an advisory vote on the compensation of its NEOs, commonly referred to as a say-on-pay vote. Our shareholders approved the compensation of our NEOs, with approximately 96% of votes cast in favor of our 2017 say-on-pay resolution. Based on the results of the 2017 say-on-pay vote, the Compensation Committee concluded that the compensation paid to the NEOs and Meridian’s overall pay practices received strong shareholder support and do not require substantial revision to address shareholder concerns.

Executive Summary

Actions of the Compensation Committee

In several meetings during the year, Mr. Kraeutler, and subsequent to year-end, Mr. Kenny, and the Compensation Committee Chairman discussed, among other things, Meridian’s compensation system and its effectiveness in attracting and retaining talented employees. They noted that the underlying principles in the plan have been followed for many years, even when following such principles resulted in no Officer’s Performance Compensation Plan (cash-based incentive compensation) bonuses being awarded to the NEOs and performance-based stock awards not vesting. They also discussed certain changes to the compensation programs for fiscal 2018 which are outlined in this proxy statement.

At its November 8, 2017 meeting, the Compensation Committee discussed these matters, both with and without the presence of management. The Compensation Committee discussed the recommendations of the CEO for compensation levels for all officers and the general pay increases to be paid throughout the Company. The Committee then made the compensation decisions, which are reflected in the figures presented in this proxy statement.

Fiscal 2017 Compensation Decisions

In light of our financial results not meeting the minimum threshold targets in our cash-based incentive compensation plan or our performance-based long-term stock incentive awards, no NEOs received cash-based incentive compensation payments, and no performance-based restricted stock unit awards vested for any NEOs.

Fiscal 2018 Compensation Decisions

Base Salaries

Based on our financial results in fiscal 2017 and the individual evaluations of the NEOs by the Compensation Committee, the Compensation Committee approved a merit increase pool of 1.5% for NEOs, with the actual merit increases to be determined by the CEO. With respect to Mr. Kraeutler, now Executive Chairman, Mr. Kraeutler waived the provisions of his Employment Agreement and will forego an increase in his salary as of January 1, 2018. With respect to Mr. Kenny, hired October 9, 2017 as CEO, see page 22 for discussion of his compensation arrangements. Base salaries across all Meridian employees below the executive level are expected to increase approximately 3% effective January 1, 2018.

Cash-based Incentive Compensation

The Compensation Committee approved the 2018 Cash-based Incentive Compensation Plan structure, including    performance targets and payout targets. For NEOs, the target payout ratio is twenty-five percent of base salary. Fifty percent of the target payout ratio (12.5%) is based on achieving certain levels of net revenues. The remaining fifty percent of the target payout ratio (12.5%) is based on achieving certain levels of net earnings on a non-GAAP basis. Non-GAAP items for fiscal 2018 are defined in the below excerpt from Section V of the plan document, which is filed as Exhibit 10.9 to our fiscal 2017 Form 10-K. Depending on the level of achievement, an NEO may earn from 0% to 37.5% of base salary.

NON-GAAP MEASUREMENT

Non-GAAP items shall consist of items disclosed in the Company’s Non-GAAP Financial Measures disclosures in the MD&A section of the fiscal 2018 Form 10-K.

In the event of an acquisition during the Plan year, to the extent not already captured in the non-GAAP disclosures noted above, the Board, upon the proposal of the Compensation Committee, may in its discretion consider restructuring, purchase accounting and extraordinary charges associated with such acquisitions as disclosed in the Company’s Form 10-K to be considered in the calculation of non-GAAP earnings. If the acquisition provides accretive earnings, the Board may, in its discretion, include this for purposes of bonus calculations as a means to incent management to pursue accretive acquisitions and in recognition of the significant time and effort necessary to complete such acquisitions. Upon the completion of acquisitions, interest income assumed in the fiscal plan will be adjusted to reflect the cash used.

The Compensation Committee shall evaluate certain events, in its discretion, for determination of treatment in the bonus calculation. Examples include the impact of tax legislation and the impact of implementing new accounting standards.

Net revenues must reach a minimum of $208 million for NEOs to earn any portion of the cash-based incentive tied to net revenues achievement. At net revenues in excess of $212 million, NEOs earn one hundred percent payout for this portion (12.5% of base salary), while upon achievement of net revenues in excess of $216 million, NEOs earn one hundred and fifty percent payout for this portion (18.75% of base salary). Non-GAAP net earnings must reach a minimum of $27.65 million to earn any portion of cash-based incentive tied to net earnings achievement. Upon achieving non-GAAP net earnings in excess of $28.65 million, NEOs earn one hundred percent payout for this portion (12.5% of base salary) and upon achieving non-GAAP net earnings in excess of $29.75 million, NEOs earn one hundred fifty percent payout (18.75% of base salary).

Cash-based incentive compensation, if earned, is paid in the first quarter of each fiscal year, for the prior year’s performance. The net revenues and non-GAAP net earnings targets operate independently. While the net revenues portion may be earned upon achieving the net revenues targets, the portion related to non-GAAP net earnings is subject to the Company’s attainment of the specific non-GAAP net earnings target, after inclusion of the compensation expense related to cash-based incentive compensation. Should the Company fail to reach the minimum non-GAAP net earnings target, no cash-based incentive compensation will be paid for this portion.

Management and the Compensation Committee have intended that the net revenues and non-GAAP net earnings thresholds be set at reasonably achievable targets, yet at levels that require diligence to produce improved performance. The Compensation Committee tends to set the thresholds consistent with the net revenue and net earnings guidance range requiring that the low end of guidance is achieved before cash-based incentive compensation is paid.

Long-Term Stock-based Incentive Awards

The Compensation Committee approved two types of restricted stock unit awards and two types of non-qualified stock option awards for the Company’s NEOs, with the exception of Messrs. Kraeutler and Kenny, whose awards consisted of only restricted stock units. Messrs. Kraeutler and Kenny received separate non-qualified option awards in connection with their respective employment agreements.    The first type of restricted stock unit award and non-qualified stock option award is performance-based, where the NEOs’ ability to vest in such awards is contingent upon the Company reaching a minimum level of non-GAAP net earnings of $30.5 million for fiscal 2018. This award would vest 25% per year over four years, if earned. The second type of restricted stock unit award and non-qualified stock option award is time-based and fully vests after four years (cliff vesting). Management and the Compensation Committee determined the mix of both restricted stock units and non-qualified stock options provides better alignment with shareholder interests. In prior years the awards consisted of only restricted stock units. Following is a summary of the awards:

Messrs. Kraeutler and Kenny were each awarded 25,000 performance-based and 25,000 time-based restricted stock units. Other NEOs were each awarded 7,500 performance-based and 7,500 time-based restricted stock units. The other NEOs were also each awarded 12,500 performance-based and 12,500 time-based non-qualified options.

Establishing Compensation Levels

The Compensation Committee recommends CEO compensation to the Board of Directors for approval. On October 9, 2017, Mr. Kenny was hired as CEO. The terms of his Employment Agreement are summarized on page 22. The compensation levels for the other NEOs are recommended by the CEO. The Compensation Committee has discretion to follow or modify such recommended levels of compensation. The Compensation Committee considers the input of our CEO as a crucial component of its compensation processes and decisions relating to NEO compensation. The Compensation Committee is not obligated to follow his recommendations. The Company does not engage in strict numerical benchmarking in determining the percentage modifications for the NEOs. Under its charter, the Compensation Committee is authorized to engage outside advisors at the Company’s expense. In fiscal 2017, Company did not engage a consultant, as it had done so in 2016.

In setting the NEOs’ compensation, the Compensation Committee reviews all components of such compensation through the use of tally sheets. These tally sheets provide the amount of total compensation paid or earned by each NEO based on his or her base salary, cash-based incentive compensation, stock-based awards and retirement contributions. The tally sheets reviewed provide all of the information that is reflected in the Summary Compensation Table. The review by the Compensation Committee analyzes how changes in any element of compensation would impact other elements, particularly severance or change in control benefits, if applicable to the executive. Such analysis has become an important component in the Compensation Committee’s review of executive compensation, as the tally sheet allows the Compensation Committee to consider an executive’s overall compensation rather than only one or two specific components of an executive’s compensation. This allows the Compensation Committee to make compensation decisions and evaluate management recommendations based on a complete analysis of an executive’s total compensation. Salaries are set on a calendar year basis and, therefore, salaries paid in the first three months of each fiscal year beginning on the first day of October are set in the prior fiscal year.

Components of Executive Compensation and Related Risk Profile

Meridian’s executive compensation and benefits packages consist of: base salary, cash-based incentive compensation, long-term stock-based incentive awards, Company-sponsored benefit and retirement plans, and change in control severance benefits. Each of these components has a certain risk profile.

Element	Form of Compensation	Purpose	Risk Profile
Base Salaries	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent	Low to moderate

Annual Cash-based Incentives	Cash	Provides a direct financial incentive to achieve corporate operating goals	Moderate to high

Element	Form of Compensation	Purpose	Risk Profile

Long-Term Stock-based Incentives	Non-qualified stock options and/or restricted stock units	Encourages Executive Officers to build and maintain a long-term equity ownership position in Meridian so that their interests are aligned with our shareholders	High

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement plan contributions, and premiums paid on disability and life insurance policies	Benefit plans are part of a broad-based employee benefits program providing competitive benefits to our Executive Officers	Low

Change in Control Severance Benefits	Cash and continuation of certain benefits	Encourages Executive Officers to maximize value for shareholders in the event that the Company becomes subject to a change in control transaction	Moderate to high

The Compensation Committee has reviewed the risk profile of the components of the Company’s executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and has considered the risks an NEO might be incentivized to take with respect to such components. When establishing the mix among these components, the Compensation Committee is careful not to encourage excessive risk taking. Specifically, the performance objectives contained in the Company’s executive compensation programs have been balanced between annual and long-term incentive compensation to ensure that both components are aligned and consistent with our long-term business plan and that our overall mix of stock-based awards has been allocated to promote an appropriate combination of incentive and retention objectives.

The Compensation Committee believes that the Company’s executive compensation program does not incentivize the NEOs to engage in business activities or other behavior that would threaten the value of the Company or the investments of its shareholders.

The Compensation Committee continues to monitor and evaluate on an on-going basis the mix of compensation, especially equity compensation, awarded to the NEOs, and the extent to which such compensation aligns the interests of the NEOs with those of the Company’s shareholders. In connection with this practice, the Compensation Committee has, from time to time, including in November 2017, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various compensation elements. See discussion of Long-Term Stock-based Incentives on page 19 for changes made for fiscal 2018 to this component of compensation.

See Executive Summary on page 18 for discussion of base salaries, annual cash-based incentive compensation and long-term stock-based compensation.

Company-Sponsored Benefit and Retirement Plans

Meridian provides Company-sponsored benefit and retirement plans to the NEOs. In general, executives participate in the Company’s benefit and retirement plans on the same basis as other Company employees. The core benefit package includes health, dental, short and long-term disability, and group term life insurance. Meridian generally provides retirement benefits to executives through qualified (under the Internal Revenue Code) defined contribution plans (401K Plan).

Change in Control Severance Benefits

The Compensation Committee believes that a reasonable level of salary and Company-sponsored benefit protection provides a means of retention and allows the NEOs to remain focused on achievement of Company goals and objectives in the event that the Company becomes subject to a merger or acquisition transaction. This component of compensation would only be paid in the event of a change in control of the Company, under certain qualifying conditions, and termination of the NEO’s employment (double trigger). For the CEO and the NEOs other than the Executive Chairman, this component of compensation would include two years’ base salary, performance bonus and core benefits. For the Executive Chairman, this component of compensation would include three years’ base salary, performance bonus and core benefits. See page 29 for a description of change in control severance agreements entered into with our Executive Officers.

Other Personal Benefits

Two of the NEOs have auto leases that are paid by the Company, the costs of which are included in the All Other Compensation table on page 25. The Company believes payment of these leases to be reasonable given the nature of the positions and consistent with the Company’s overall executive compensation philosophy.

Jack Kenny Employment Agreement

Effective October 9, 2017, the Company and Mr. Kenny entered into an Employment Agreement (the “Kenny Employment Agreement”) providing for the terms of Mr. Kenny’s employment as Chief Executive Officer. The Kenny Employment Agreement provides that Mr. Kenny is entitled to receive a base salary of $550,000 for the first year of the Kenny Employment Agreement’s term (“Year 1”) and $650,000 for the second year of the Kenny Employment Agreement’s term (“Year 2”). Mr. Kenny is eligible to earn an annual bonus of up to $275,000 for Year 1 and $325,000 for Year 2, subject to the achievement of certain performance criteria as determined by the Compensation Committee of the Board. The Kenny Employment Agreement also provides that Mr. Kenny receive (i) a grant of stock options to purchase 100,000 shares of common stock which will vest on a pro-rata basis over four (4) years following the effective date of the Kenny Employment Agreement; and (ii) a grant of 13,000 restricted stock units vesting in a lump sum or “cliff” basis on the second anniversary of the effective date of the Kenny Employment Agreement. The Kenny Employment Agreement also provides that Mr. Kenny receive an annual equity award of no less than 25,000 restricted stock units per year vesting in a lump sum or “cliff” basis on the fourth anniversary following the date of grant.

The Kenny Employment Agreement’s term continues through October 9, 2019, and thereafter provides for renewal periods of one (1) year that automatically renew on the annual anniversary of the effective date of the Kenny Employment Agreement. Pursuant to the terms of the Kenny Employment Agreement, there is no required minimum period of employment and either the Company or Mr. Kenny may terminate his employment under the Kenny Employment Agreement at any time for any reason or no reason. If Mr. Kenny voluntarily terminates the Kenny Employment Agreement, he must give the Company at least 90 days’ prior written notice. If the Company voluntarily terminates the Kenny Employment Agreement without cause, the Company is obligated to give Mr. Kenny 90 days’ prior written notice. In the event that the Company terminates the employment of Mr. Kenny without Cause or if he terminates his employment for Good Reason, each as defined in the Kenny Employment Agreement, Mr. Kenny is entitled to a severance payment equal to twelve months of his then current base salary plus a pro-rata portion of the target bonus through the date of termination. If such termination occurs during a change of control period (double trigger), Mr. Kenny is entitled to a severance payment equal to two times his then current base salary plus his target bonus for the severance period.

John A. Kraeutler Employment Agreement and Supplemental Benefit Agreement

Effective October 3, 2016, the Company and Mr. Kraeutler entered into a Third Amended and Restated Employment Agreement (the “Kraeutler Employment Agreement”), which, among other things, extended the term of his employment and incorporated the terms and conditions of his Supplemental Benefit Agreement. The Kraeutler Employment Agreement provides that Mr. Kraeutler is entitled to receive an established minimum annual salary and that he is eligible to participate in the Company’s cash-based and stock-based incentive plans. The Kraeutler Employment Agreement also provides that Mr. Kraeutler receive (i) a grant of 50,000 non-qualified stock options vesting on September 30, 2017 and a grant of 50,000 non-qualified stock options vesting on September 30, 2018 so long as he is employed on that date; and (ii) two grants of 25,000 performance-based restricted stock units, with one grant to be earned if published fiscal 2017 revenue and earnings guidance is achieved, and the other grant to be earned if published fiscal 2018 revenue and earnings guidance is achieved. However, as a result of originally published fiscal 2017 revenue and earnings guidance not being achieved, 25,000 restricted stock units granted under the Kraeutler Employment Agreement were not earned and have been cancelled.

Pursuant to his Second Amended and Restated Employment Agreement, effective from January 15, 2015 to October 3, 2016 (the “2015 Employment Agreement”) and which was replaced by the current Kraeutler Employment Agreement, Mr. Kraeutler earned 50,000 non-qualified stock options as a result of being employed by the Company as of September 30, 2016. However, as a result of published fiscal 2016 revenue and earnings guidance not being achieved, 25,000 restricted stock units granted under the 2015 Employment Agreement were not earned and have been cancelled.

In addition, the Kraeutler Employment Agreement provides that Mr. Kraeutler is eligible to receive:

•	Post-retirement benefit payments totaling $1,200,000, payable in one hundred twenty (120) monthly payments of $10,000; and

•	Lifetime insurance benefits including health insurance and comprehensive long-term care insurance.

The Kraeutler Employment Agreement provides for potential payments to Mr. Kraeutler upon a change in control. These payments are described on page 29 of this proxy statement. The Kraeutler Employment Agreement’s term extends through September 30, 2018, and includes provisions for a 12-month consulting arrangement following that date.

Richard Eberly Employment Letter Agreement

On July 26, 2016, the Company and Richard Eberly entered into a letter agreement providing for terms of Mr. Eberly’s employment as Corporate Executive Vice President and President, Chief Commercial Officer, responsible for all sales and marketing operations in the core diagnostics and Life Science units, as well as research and development for these units, effective August 1, 2016. The letter agreement provides that Mr. Eberly’s annual base salary shall be $400,000, he shall be entitled to participate in the Company’s cash-based incentive compensation plan, he shall be awarded options to acquire 20,000 of the Company’s shares of Common Stock, vesting 25% each year from date of grant, and he shall be entitled to receive other benefits commensurate with his new position with the Company.

Internal Pay Equity

The Compensation Committee believes that the relative difference between the CEO’s compensation and the compensation of the Company’s other executives has not increased significantly over the years. Further, the Compensation Committee believes that the Company’s internal pay equity structure is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code contains compensation deduction limitations for certain highly compensated employees. One exception to this limitation is for performance-based compensation that is approved by, among other things, a committee of “outside directors” (as defined under IRS treasury regulations). The Committee believes that compensation paid to the NEOs for fiscal year 2017 is properly deductible under Section 162(m), but no assurance can be made in this regard.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee

James M. Anderson (Chairman)

John C. McIlwraith

David C. Phillips

SUMMARY COMPENSATION TABLE

The following table summarizes the aggregate compensation paid, or earned, by each of the NEOs for the fiscal years ended September 30, 2017, 2016 and 2015, respectively:

Name and Principal Position (a)	Year (b)	Salary (c)		Bonus[1] (d)	Stock Awards[2,3,5] (e)		Option Awards[4,5] (f)		Non-Equity Incentive Plan Compensation (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (h)	All Other Compensation[6] (i)		Total
John A. Kraeutler[7] Executive Chairman of the Board	2017 2016 2015	$ $ $	655,942 621,605 608,270	— — —	$ $ $	423,750 485,250 860,250	$ $ $	306,640 53,300 372,800	— — —	— — —	$ $ $	155,859 198,275 111,580	$ $ $	1,542,191 1,358,430 1,952,900

Melissa A. Lueke Executive Vice President, Chief Financial Officer and Secretary	2017 2016 2015	$ $ $	339,520 292,194 269,780	— — —	$ $ $	169,500 194,100 161,190	$ $	27,708 44,416 —	— — —	— — —	$ $ $	45,564 68,343 62,120	$ $ $	582,292 599,053 493,090

Richard L. Eberly Executive Vice President, President, Chief Commercial Officer	2017 2016 2015	$ $ $	404,904 339,669 319,252	— — —	$ $ $	169,500 194,100 161,190	$	— 74,408 —	— — —	— — —	$ $ $	57,891 66,888 61,089	$ $ $	632,295 675,065 541,531

Susan D. Rolih Executive Vice President, Global Regulatory & Quality Systems	2017 2016 2015	$ $ $	332,750 294,522 278,385	— — —	$ $ $	169,500 198,493 161,190	$ $	27,708 3,553 —	— — —	— — —	$ $ $	42,941 66,794 59,682	$ $ $	572,899 563,362 499,257

Vecheslav A. Elagin Executive Vice President, Research & Development, and Chief Scientific Officer	2017 2016 2015	$ $ $	324,408 298,766 291,034	— — —	$ $ $	169,500 194,100 161,190	$ $	21,845 3,553 —	— — —	— — —	$ $ $	45,782 65,616 70,016	$ $ $	561,535 562,035 522,240

[1]

No payments were made to the NEOs pursuant to the Officer’s Performance Compensation Plan for fiscal 2017, 2016 or 2015, as the corporate-wide targets were not reached for each of the respective fiscal years.

[2]

The amounts shown reflect the grant date fair value of the restricted stock units issued during fiscal years 2017, 2016 and 2015 in accordance with ASC Topic 718. With the exception of Employment Agreement RSUs discussed in Note 3 below, no compensation cost is included in this table related to the performance-based portion of the restricted stock units granted during fiscal 2017, 2016 and 2015. Because the required earnings target for Meridian was not reached for fiscal 2017, 2016 or 2015, with the exception of the Employment Agreement RSUs discussed in Note 3 below, the performance-based restricted stock units have been cancelled. A discussion of the assumptions used in calculating these values may be found in Note 6(b) on page 73 to the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2017. In addition, the amount reflected for Ms. Rolih for fiscal 2016 includes the value of unrestricted common shares granted pursuant to Company policy for 15 years of service.

[3]

The amount reflected for Mr. Kraeutler for fiscal 2015 includes $412,500 for the grant date fair value of performance-based restricted stock units granted pursuant to his employment agreement dated January 15, 2015 (“Employment Agreement RSUs”). Since the required published revenue and earnings guidance was achieved for fiscal 2015, the Employment Agreement RSUs were earned and the corresponding compensation cost is included in this table. A discussion of the assumptions used in calculating these values may be found in Note 6(b) on page 73 to the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2017.

[4]

The amounts shown reflect the grant date fair value of the stock options granted during fiscal years 2017, 2016 and 2015 in accordance with ASC Topic 718, and during fiscal 2017 are comprised of stock options granted to (i) Mr. Kraeutler pursuant to his employment agreement dated October 3, 2016; (ii) Ms. Lueke in recognition of increased responsibilities in her position of Executive Vice President and Chief Financial Officer; and (iii) Dr. Elagin and Ms. Rolih in connection with their promotions. The fiscal 2016 amount is comprised of stock options granted to (i) Mr. Kraeutler, Ms. Lueke, Ms. Rolih and Dr. Elagin in connection with the Magellan acquisition; and (ii) Mr. Eberly in connection with his promotion. The fiscal 2015 amount is comprised solely of the stock options granted to Mr. Kraeutler in connection with his employment agreement dated January 15, 2015 (“Employment Agreement Options”). A discussion of the assumptions used in calculating these values may be found in Note 6(b) on page 73 to the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2017.

[5]

In addition, no compensation cost is included in this table related to the additional performance-based equity awards granted November 9, 2011 to certain executive management employees, including the NEOs, to reward them for meeting pre-defined Company revenue targets. These awards, which included both restricted stock units and options, could only be earned if specified cumulative revenue thresholds were met through fiscal 2015, with the three measurement dates for ratably earning one-third of the grant being (i) the 21-month period ended June 30, 2013; (ii) the 33-month period ended June 30, 2014; and (iii) the 45-month period ended June 30, 2015. As a result of none of the cumulative thresholds being met, these restricted stock units and options have been cancelled and no related compensation is included within the table.

[6]	See the All Other Compensation table below for amounts, which include certain Company contributions, and other personal benefits.

Fiscal 2017

	All Other Compensation
	John A. Kraeutler	Melissa A. Lueke	Richard L. Eberly	Susan D. Rolih	Vecheslav A. Elagin
Retirement Contributions	$17,206	$17,964	$18,237	$15,341	$18,182

Auto Lease	11,516	—	12,054	—	—

Insurance Premiums, including Gross-up	61,012	—	—	—	—

Restricted Stock Dividends	66,125	27,600	27,600	27,600	27,600

Totals	$155,859	$45,564	$57,891	$42,941	$45,782

[7]

Mr. Kraeutler was named Executive Chairman of the Board effective October 9, 2017, upon the hiring of Mr. Jack Kenny as Chief Executive Officer. Prior to that time, Mr. Kraeutler served as Chairman of the Board, Chief Executive Officer and President.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for each of the NEOs, information related to grants made during fiscal 2017 under Meridian’s 2012 Stock Incentive Plan:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)		All other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)		(l)
John A. Kraeutler	10/03/16 11/09/16	— —	— —	— —	— —	— —	— —	25,000	[2]	100,000 —	[1]		$19.09 —	$ $	306,640 423,750
Melissa A. Lueke	11/09/16 11/16/16	— —	— —	— —	— —	— —	— —	10,000 —	[2]	— 10,000	[3]	$	— 16.85	$ $	169,500 27,708
Richard L. Eberly	11/09/16	—	—	—	—	—	—	10,000	[2]	—			—		$169,500
Susan D. Rolih	11/09/16 11/16/16	— —	— —	— —	— —	— —	— —	10,000 —	[2]	— 10,000	[3]	$	— 16.85	$ $	169,500 27,708
Vecheslav A. Elagin	11/09/16 05/19/17	— —	— —	— —	— —	— —	— —	10,000 —	[2]	— 10,000	[4]	$	— 13.60	$ $	169,500 21,845

[1]

This grant of time-based options was made to Mr. Kraeutler pursuant to his employment agreement dated October 3, 2016, with 50,000 options vesting on each of September 30, 2017 and September 30, 2018 so long as he is employed by the Company on such dates. In connection with the employment agreement, Mr. Kraeutler also received two grants of 25,000 performance-based restricted stock units, one subject to attainment of published revenue and earnings guidance for fiscal 2017 and one subject to attainment of published revenue and earnings guidance for fiscal 2018. As the fiscal 2017 revenue and earnings guidance was not met, the first of these 25,000 performance-based restricted stock unit grants has been cancelled and is not reflected in the table above. The second of these performance-based restricted stock grants will be evaluated for inclusion within the fiscal 2018 compensation information to be detailed in next year’s proxy statement, based upon the Company’s financial performance in fiscal 2018.

[2]

At the time of the grant, half of each NEO’s restricted stock units were time-based with 100% vesting after four years, and the remaining half were performance-based, subject to attainment of a specified earnings target for fiscal 2017. As the 2017 earnings target was not met, the performance-based restricted stock units have been cancelled and are not reflected in the table above.

[3]

These awards of time-based options were made (i) in recognition of increased responsibilities in Ms. Lueke’s position of Executive Vice President and Chief Financial Officer; and (ii) in connection with Ms. Rolih’s promotion to Executive Vice President, Global Regulatory & Quality Systems. Both options have a ten-year term and vest in four equal annual installments from the date of grant (i.e., vest 25% per year until fully vested on November 16, 2020).

[4]

This award of time-based options was made in connection with Dr. Elagin’s promotion to Executive Vice President, Research & Development, and Chief Scientific Officer. The options have a ten-year term and vest in four equal annual installments from the date of grant (i.e., vest 25% per year until fully vested on May 19, 2021).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the NEOs’ holdings of equity awards under Meridian’s 2012 Stock Incentive Plan and 2004 Equity Compensation Plan as of September 30, 2017:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)		(i)	(j)
John A. Kraeutler	25,000[1] 25,000[2] 100,000[7] 3,750[11] 50,000[9]	— — — 11,250[11] 50,000[10]	— — — — —	$ $ $ $ $	33.090 33.090 16.500 19.560 19.090	01/28/18 01/28/18 01/15/25 03/24/26 09/30/21	— — — — — 15,000[13] 25,000[14] 25,000[15] 25,000[16]	$ $ $ $	— — — — — 214,500 357,500 357,500 357,500	— — — — — — — — —	— — — — — — — — —
Melissa A. Lueke	3,125[11] —	9,375[11] 10,000[12]	— —	$ $	19.560 16.850	03/24/26 11/16/26	— — 9,000[13] 9,000[14] 10,000[15] 10,000[16]	$ $ $ $	— — 128,700 128,700 143,000 143,000	— — — — — —	— — — — — —
Richard L. Eberly	1,500[4] 10,000[5] 5,000[12]	— — 15,000[12]	— — —	$ $ $	19.710 21.940 20.480	08/04/20 01/31/21 07/27/26	— — — 9,000[13] 9,000[14] 10,000[15] 10,000[16]	$ $ $ $	— — — 128,700 128,700 143,000 143,000	— — — — — — —	— — — — — — —
Susan D. Rolih	1,200[4] 5,000[8] 250[11] —	— — 750[11] 10,000[12]	— — — —	$ $ $ $	19.710 21.750 19.560 16.850	08/04/20 07/01/23 03/24/26 11/16/26	— — — — 9,000[13] 9,000[14] 10,000[15] 10,000[16]	$ $ $ $	— — — — 128,700 128,700 143,000 143,000	— — — — — — — —	— — — — — — — —
Vecheslav A. Elagin	10,000[3] 2,000[4] 5,000[6] 250[11] —	— — — 750[11] 10,000[12]	— — — — —	$ $ $ $ $	22.290 19.710 18.910 19.560 13.600	08/03/19 08/04/20 06/01/22 03/24/26 05/19/27	— — — — 9,000[13] 9,000[14] 10,000[15] 10,000[16]	$ $ $ $	— — — — 128,700 128,700 143,000 143,000	— — — — — — — —	— — — — — — — —

[1]	Options vested on January 22, 2011.
[2]	Options vested on January 22, 2013.
[3]	Options fully vested on August 3, 2013.
[4]	Options fully vested on August 4, 2014.
[5]	Options fully vested on January 31, 2015.
[6]	Options fully vested on June 1, 2016.
[7]	Options are fully vested; half as of September 30, 2015 and half as of September 30, 2016.
[8]	Options fully vested on July 1, 2017.
[9]	Options fully vested on September 30, 2017.
[10]	Options vest in full on September 30, 2018.
[11]	Options vest in four equal annual installments from the date of grant (i.e., vest 25% per year until fully vested on March 24, 2020).
[12]

Options vest in four equal annual installments from the date of grant (i.e., vest 25% per year until fully vested on July 27, 2020 for Mr. Eberly; November 16, 2020 for Ms. Lueke and Ms. Rolih; and May 19, 2021 for Dr. Elagin).

[13]	Units vest on November 6, 2017.
[14]	Units vest on November 15, 2018.
[15]	Units vest on November 15, 2019.
[16]	Units vest on November 15, 2020.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth, for each of the NEOs, information on options exercised and restricted stock units vested during fiscal 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
(a)	(b)	(c)	(d)	(e)
John A. Kraeutler	—	$—	10,000	$163,500
Melissa A. Lueke	—	$—	7,500	$122,625
Richard L. Eberly	—	$—	7,500	$122,625
Susan D. Rolih	15,750	$6,237	7,500	$122,625
Vecheslav A. Elagin	—	$—	7,500	$122,625

[1]	Amounts reflect the difference between the exercise price of the option and the market price of Meridian common shares at the time of exercise.
[2]	Amounts reflect the market price of Meridian common shares at the time of restricted stock units vesting.

401(K) PLAN

Our 401(k) Savings Plan (“401(k) Plan”) allows all U.S. employees of the Company as soon as administratively possible following their employment to set aside a portion of their compensation each year for their retirement needs, up to the limits set by the Internal Revenue Code. Presently, the Company contributes a matching contribution of 100% of the first 4% of the employee’s contribution (i.e., up to 4% of an employee’s salary), subject to Internal Revenue Code limitations, having increased from 100% of the first 3% of the employee’s contribution (i.e., up to 3% of an employee’s salary), subject to Internal Revenue Code limitations, effective January 1, 2017. The Company may also contribute a profit-sharing contribution at its discretion. Employee contributions and employer matching contributions are 100% vested immediately. Participants are entitled to direct the investment of their accounts among various mutual funds selected by the Meridian Bioscience, Inc., Savings and Investment Plan Committee. Participants who terminate employment are entitled to receive the vested portion of their accounts.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described on page 22 in the “Compensation Discussion and Analysis” section of this proxy statement, Mr. Kraeutler and Meridian are parties to the Kraeutler Employment Agreement which sets forth compensation, non-competition, benefit and severance provisions and provides for a payment equal to three times Mr. Kraeutler’s three-year average base salary (plus any salary earned but not paid) and three-year average annual performance bonus if Mr. Kraeutler is terminated by Meridian without cause, Mr. Kraeutler terminates his employment for good reason or is terminated in connection with a change in control of Meridian (double trigger).

Pursuant to the Kraeutler Employment Agreement, had Mr. Kraeutler’s employment with the Company terminated on September 30, 2017, Mr. Kraeutler would have been entitled to receive post-retirement benefit payments totaling $1,200,000, payable in one hundred twenty (120) monthly payments of $10,000.

Had one of the events noted above occurred on September 30, 2017, Mr. Kraeutler would also have been entitled to the following under the Kraeutler Employment Agreement:

Salary	$1,885,817
Annual Performance Bonus	—

Total Lump Sum Payment	$1,885,817

Our Board of Directors authorized us to enter into change in control severance agreements with our Executive Officers (other than our Executive Chairman and our Chief Executive Officer, each of whom have change of control provisions in their Employment Agreements), which were executed effective August 4, 2016. Each agreement had an initial term ended December 31, 2016, and each year will automatically renew for an additional one year term, provided however, that if a change in control occurs the term will expire no earlier than 24 calendar months after the calendar month in which such change in control occurs. A change of control is generally defined in each agreement as any of the following: (i) a person is or becomes a beneficial owner of more than 50% of our voting securities; (ii) the composition of a majority of our Board changes; (iii) we consummate a merger or similar transaction; (iv) the sale of all or substantially all of our assets; or (v) the employment of a Chief Executive Officer other than the Company’s current CEO as of the date of the agreement. Each agreement provides, among other things, that if a change in control occurs during the term of the agreement, and the executive’s employment is terminated either by us or by the executive, other than: (a) by us for cause; (b) by reason of death or disability; or (c) by the executive without good reason, such executive will receive a severance payment equal to: (A) a multiple of such executive’s annual base salary; (B) a multiple of executive’s target bonus amounts; and (C) earned but unused vacation time. In addition, each change in control agreement provides that in the event that the severance and other benefits provided for in the agreement or otherwise payable to the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits under the agreement will be either delivered in full, or delivered to a lesser extent which would result in no portion of the benefits being subject to such excise tax, whichever is more beneficial to the executive.

Had termination in connection with a change in control occurred on September 30, 2017, the NEOs to which the policy applied at that date (Ms. Lueke, Mr. Eberly, Ms. Rolih and Dr. Elagin) would have been entitled to the following lump sum payments under the policy:

	Melissa A. Lueke	Richard L. Eberly	Susan D. Rolih	Vecheslav A. Elagin
Salary	$688,000	$810,000	$672,000	$674,430
Annual Performance Bonus	—	—	—	—

Total Lump Sum Payment	$688,000	$810,000	$672,000	$674,430

DIRECTOR COMPENSATION

For fiscal 2017, independent Directors of Meridian received the following compensation for service on the Board and the Audit Committee (“AC”), Compensation Committee (“CC”) and Nominating & Corporate Governance Committee (“N&CGC”) (annual amounts presented):

-Base for Director service	$40,000
-Additional for Lead Director	$20,000
-AC Chair	$20,000
-AC Member	$10,000
-CC Chair	$13,000
-CC Member	$6,000
-N&CGC Chair	$13,000
-N&CGC Member	$5,000

Additionally, in accordance with the terms and conditions set forth in the Company’s 2012 Stock Incentive Plan, each independent Director will also be granted a non-qualified option to purchase 12,000 common shares at the time of election or re-election to the Board of Directors, with the exercise price being the closing sale price on Nasdaq reported on the date of grant. Directors who are employees of Meridian are not separately compensated for serving as Directors.

The following table provides information on compensation related to fiscal 2017 for independent Directors who served during fiscal 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James M. Anderson	$68,000	—	$24,672	—	—	—	$92,672
Dwight E. Ellingwood	$53,000	—	$24,672	—	—	—	$77,672
John C. McIlwraith	$51,000	—	$24,672	—	—	—	$75,672
David C. Phillips	$86,000	—	$24,672	—	—	—	$110,672
John M. Rice	$5,900	—	$26,118	—	—	—	$32,018
Catherine A. Sazdanoff	$50,000	—	$24,672	—	—	—	$74,672

[1]

The amounts shown reflect the grant date fair value of the awards made in fiscal year 2017 in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 6(b) on page 73 to the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2017.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

The deadline for shareholder proposals to be included in the proxy statement for next year’s meeting is August 16, 2018.

The form of proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Meridian’s proxy statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2019 Annual Shareholders’ Meeting, it must be received prior to October 27, 2018. If there is a change in the anticipated date of next year’s Annual Shareholders’ Meeting or these deadlines by more than 30 days, we will notify you of this change through our Form 8-K and/or Form 10-Q filings.

Meridian’s Code of Regulations provides that only persons nominated by an officer, Director or in writing by a shareholder not earlier than 150 days nor later than 90 days prior to the meeting at which Directors are to be selected shall be eligible for election and that shareholder proposals be presented not earlier than 150 days nor later than 90 days prior to the meeting at which the proposals are to be presented.

QUESTIONS

If you have questions or need more information about the annual meeting, write to:

Melissa A. Lueke

Executive Vice President, Chief Financial Officer and Secretary

Meridian Bioscience, Inc.

3471 River Hills Drive

Cincinnati, Ohio 45244

or call us at (513) 271-3700

For information about your record holdings, call Computershare Shareholder Services at (888) 294-8217.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on January 25, 2018

MERIDIAN BIOSCIENCE, INC. MERIDIAN BIOSCIENCE, INC. 3471 RIVER HILLS DRIVE CINCINNATI, OH 45244

Meeting Information

Meeting Type: Annual Meeting

For holders as of: November 30, 2017

Date: January 25, 2018        Time: 2:00 PM EST

Location:   Holiday Inn Eastgate

  4501 Eastgate Boulevard

  Cincinnati, OH 45245

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice and Proxy Statement            2. Annual Report and Form 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:        www.proxyvote.com

2) BY TELEPHONE:   1-800-579-1639

3) BY E-MAIL*:           sendmaterial@proxyvote.com

*	If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 11, 2018 to facilitate timely delivery.

—  How To Vote  —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items
The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees

01 JAMES M. ANDERSON 05 JOHN C. MCILWRAITH 02 DWIGHT E. ELLINGWOOD 06 JOHN M. RICE, JR. 03 JACK KENNY 07 DAVID C. PHILLIPS 04 JOHN A. KRAEUTLER 08 CATHERINE A. SAZDANOFF

The Board of Directors recommends you vote FOR the following proposal:

2. Advisory vote on compensation of named executive officers, as disclosed in the Proxy Statement ("Say-on-Pay" Proposal).

The Board of Directors recommends you vote 1 YEAR on the following proposal:

3. Advisory vote on the frequency of future advisory votes on compensation of named executive officers ("Say-on-Frequency" Proposal).

The Board of Directors recommends you vote FOR the following proposal:

4. Ratification of the appointment of Grant Thornton LLP as Meridian's independent registered public accountants for fiscal year 2018.

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof. Only shareholders of record at the close of business on November 30, 2017 are entitled to notice of and to vote at the meeting.

MERIDIAN BIOSCIENCE, INC. 3471 RIVER HILLS DRIVE CINCINNATI, OH 45244

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			☐	☐	☐
1. Election of Directors

Nominees
01 JAMES M. ANDERSON	02 DWIGHT E. ELLINGWOOD		03 JACK KENNY			04 JOHN A. KRAEUTLER	05 JOHN C. MCILWRAITH
06 JOHN M. RICE, JR.	07 DAVID C. PHILLIPS		08 CATHERINE A. SAZDANOFF
The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. Advisory vote on compensation of named executive officers, as disclosed in the Proxy Statement (“Say-on-Pay” Proposal).			☐	☐	☐	4. Ratification of the appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2018.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		3 years	2 years	1 year	Abstain	NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof. Only shareholders of record at the close of business on November 30, 2017 are entitled to notice of and to vote at the meeting.
3. Advisory vote on the frequency of future advisory votes on compensation of named executive officers (“Say-on-Frequency” Proposal).		☐	☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)					☐
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appears(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

    Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

    The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com

MERIDIAN BIOSCIENCE, INC.

Annual Meeting of Shareholders

January 25, 2018 2:00 PM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints JACK KENNY and MELISSA A. LUEKE, and either of them, attorneys and proxies of the undersigned, each with the power of substitution and re-substitution, to vote all shares of Common Stock of Meridian Bioscience, Inc. which the undersigned would be entiltled to vote on the matters specified on the reverse side (and in their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the Company) and, in their discretion, with respect to such other matters as may properly come before the Annual Meeting of Shareholders of Meridian Bioscience, Inc. to be held on January 25, 2018, at 2:00 p.m. Eastern Standard Time, at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati, Ohio 45245 and any postponement or adjournment of such Annual Meeting.

This proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted FOR the election to the Board of Directors all of the nominees listed on the reverse side and FOR each remaining proposal as recommended by the Board of Directors.

Please mark, sign, date, and return this proxy card promptly using the enclosed reply envelope.

Address change / comments:

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side